EXHIBIT 21.1

SELECTICA, INC.

SUBSIDIARIES

COUNTRY OR REGION	OFFICIAL NAME

FOREIGN SUBSIDIARIES:

Canada	Selectica Canada, Inc.
Germany	Selectica GmbH
Mexico	Selectica Mexico S. de R.L. de C.V.
Sweden	Selectica Scandinavia AB

U.S. SUBSIDIARIES:

Delaware	Wakely Acquisition Corp.